Exhibit 10.26

ACCOUNTS RECEIVABLE PURCHASE MODIFICATION AGREEMENT

This Accounts Receivable Purchase Modification Agreement is entered into as of March 25, 2003, by and between EGAIN COMMUNICATIONS CORP. (the “Seller”) and Silicon Valley Bank (“Buyer”).

1.    DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Seller to Buyer, Seller is indebted to Buyer pursuant to, among other documents, an Accounts Receivable Purchase Agreement, dated September 24, 2002 by and between Seller and Buyer, as may be amended from time to time, (the “Accounts Receivable Purchase Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Accounts Receivable Purchase Agreement.

Hereinafter, all indebtedness owing by Seller to Buyer shall be referred to as the “Indebtedness”.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Indebtedness shall be referred to as the “Security Documents”. Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the “Existing Documents”.

2.    DESCRIPTION OF CHANGE IN TERMS.

A.	Modification(s) to Accounts Receivable Purchase Agreement:

1.	Section 2.2 entitled “Acceptance of Receivables” is hereby amended in its entirety to read as follows:

Acceptance of Receivables. Buyer shall have no obligation to purchase any receivable listed on an Invoice Transmittal. Buyer may exercise its sole discretion in approving the credit of each Account Debtor before buying any receivable. Upon acceptance by Buyer of all or any of the receivables described on any Invoice Transmittal, Buyer shall pay to Seller 80(%) percent of the face amount of each receivable Buyer desires to purchase, net of deferred revenue and offsets related to each specific Account Debtor. Such payment shall be the “Advance” with respect to such receivable. Buyer may, from time to time, in its sole discretion, change the percentage of the Advance. Upon Buyer’s acceptance of the receivable and payment to Seller of the Advance, the receivable shall become a “Purchased Receivable.” It shall be a condition to each Advance that (i) all of the representations and warranties set forth in Section 6 of this Agreement be true and correct on and as of the date of the related Invoice Transmittal and on and as of the date of such Advance as though made at and as of each such date, and (ii) no Event of Default or any event or condition that with notice, lapse of time or otherwise would constitute an Event of Default shall have occurred and be continuing, or would result from such Advance. Notwithstanding the foregoing, in no event shall the aggregate amount of all Purchased Receivables outstanding at any time exceed One Million Eight Hundred Seventy Five Thousand Dollars ($1,875,000.00).

2.	Section 2.4 entitled “Establishment of a Reserve” is hereby amended in its entirety to read as follows:

Establishment of a Reserve.    Upon the purchase by Buyer of each Purchased Receivable, Buyer shall establish a reserve. The reserve shall be the amount by which the face amount of the Purchased Receivable exceeds the Advance on that Purchased Receivable (the “Reserve”); provided, the Reserve with respect to all Purchased Receivables outstanding at any one time shall be an amount not less than 20(%) percent of the Account Balance at that time, and may be set at a higher percentage at Buyer’s sole discretion. The reserve shall be a book balance maintained on the records of Buyer and shall not be a segregated fund.

3.	Section 3.2 entitled “Finance Charges” is hereby amended in part to provide that at no time shall the Finance Charge be less than 9.25%.

4.	Section 16 entitled “Term and Termination” is hereby amended in part to provide that the term of this Agreement shall be through June 30, 2003.

5.	Sub section (G) under Section 6.2 entitled “Additional Warranties, Representations and Covenants” is hereby amended in its entirety to read as follows:

Seller shall provide Buyer with, (i) as soon as available, but no later than 30 days following each Reconciliation Period, when Advances are outstanding, or prior to the purchase of any receivables when no Advances are outstanding, a deferred revenue report; (ii) as soon as available, but no later than 30 days following each Reconciliation Period, an aged listing of accounts receivable and accounts payable (by due date), and consolidating financial statements in summary forms covering Seller’s operations during the period, a company prepared consolidating balance sheet and income statement, prepared under GAAP, consistently applied, covering Seller’s operations during the period; (iii) as soon as available, but no later than 120 days after the last day of Seller’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Buyer; (iv) a prompt report of any legal actions pending or threatened against Seller that could result in damages or costs to Seller; (v) budgets, sales projections, operating plans or other financial information Buyer reasonably requests; and (vi) prompt notice of any material change in the composition of the Intellectual Property, including any subsequent ownership right of Seller in or to any Copyright, Patent or Trademark not shown in any intellectual property security agreement between Seller and Buyer or knowledge of an event that materially adversely affects the value of the Intellectual Property;

6.	Sub section (L) under Section 6.2 entitled “Additional Warranties, Representations and Covenants” is hereby amended in its entirety to read as follows:

As soon as available, but no later than 30 days following the end of each quarter, Seller shall provide Buyer with quarterly bank and/or brokerage statements for eGain Communications, Ltd. in the United Kingdom; and

3.    CONSISTENT CHANGES.    The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4.    PAYMENT OF LINE FEE.    Seller shall pay Buyer a fee in the amount of Three Thousand Seven Hundred Dollars ($3,700.00) (“Line Fee”) plus all out-of-pocket expenses.

5.    NO DEFENSES OF SELLER.    Seller agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness.

6.    CONTINUING VALIDITY.    Seller understands and agrees that in modifying the existing Indebtedness, Buyer is relying upon Seller’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Accounts Receivable Purchase Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Buyer’s agreement to modifications to the existing Indebtedness pursuant to this Accounts Receivable Purchase Modification Agreement in no way shall obligate Buyer to make any future modifications to the Indebtedness. Nothing in this Accounts Receivable Purchase Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Buyer and Seller to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Buyer in writing. No maker, endorser, or guarantor will be released by virtue of this Accounts Receivable Purchase Modification Agreement. The terms of this paragraph apply not only to this

Accounts Receivable Purchase Modification Agreement, but also to any subsequent Accounts Receivable Purchase modification agreements.

7.    CONDITIONS.    The effectiveness of this Accounts Receivable Purchase Modification Agreement is conditioned upon payment of the Line Fee.

8.    COUNTERSIGNATURE.    This Accounts Receivable Purchase Modification Agreement shall become effective only when executed by Seller and Buyer.

SELLER: EGAIN COMMUNICATIONS CORP.	BUYER: SILICON VALLEY BANK

By:	By:

Name:	Name:

Title:	Title: